Exhibit 99.1

Company Contact: Joseph Dwyer AXS-One Inc. jdwyer@axsone.com (201) 935-3400	IR Contact: Matthew Hayden Hayden Communications matt@haydenir.com (843) 272-4653

AXS-One Reports Financial Results
For Third Quarter of 2006

RUTHERFORD, N.J., November 20, 2006 – AXS-One Inc. (AMEX: AXO) , a leading provider of high performance Records Compliance Management (RCM) software solutions today announced its financial results for the third quarter and nine-month period ended September 30, 2006. As a result of AXS-One’s sale of its Enterprise Financials line of business, these results classify the Enterprise Financials business as a discontinued operation and, unless specified, amounts reflect only the RCM product line.

On October 31, 2006, AXS-One sold the assets associated with its Enterprise Financials line of business to Computron Software, LLC (Computron), a subsidiary of Parallax Capital Partners, LLC. The sale was completed for $12 million in cash plus future potential consideration if specified license revenue thresholds are exceeded. The Company estimates that the gain on the sale to be reported in the fourth quarter will approximate $17 to $18 million, with additional gain possible in future quarters based on earn-out consideration.

Total revenues for the third quarter were $2.2 million, a decrease of 39.8 percent compared with revenues of $3.7 million for the third quarter of 2005. License fees for the third quarter were $0.5 million, down $1.5 million from the $2.0 million reported for the third quarter last year (which included a license sale of $1.0 million to one customer). Total expenses increased 32.2 percent to $7.4 million compared to $5.6 million in the third quarter of 2005. Increased expenses resulted from headcount additions and the redeployment of certain Enterprise Financials employees to focus on building the RCM business. Additionally, the cost of certain resources previously shared by the Enterprise Financials and the RCM businesses are now borne solely by the RCM business. These costs will be reduced as part of the Company's cost reduction plan this quarter. The loss from continuing operations for the third quarter of 2006 was $5.2 million compared to $1.8 million for the third quarter of 2005. Income from discontinued operations for the third quarter of 2006 was $2.3 million compared to $2.0 million for the third quarter of 2005. The Company reported a net loss of $2.8 million for the third quarter, or $(0.08) per diluted share (based on 34.5 million diluted shares) compared to a net income of $0.2 million, or $0.01 per diluted share (based on 34.9 million diluted shares) in the third quarter of last year.

For the first nine months of 2006, total revenues were $7.8 million compared with total revenues of $8.3 million for the first nine months of 2005. License fees were $1.7 million, down 38.1 percent, or $1.1 million, from the $2.8 million in license fees recognized for the first nine months last year. Total operating expenses were $22.9 million, an increase of 13.1 percent from the $20.2 million last year, which included $0.3 million in restructuring expenses. Losses from continuing operations for the first nine months of 2006 were $15.0 million compared to losses of $12.1 million for the first nine months of 2005. The net loss for the first nine months of 2006 was $8.1 million, or $(0.23) per diluted share (based on 34.4 million diluted shares) compared to a net loss of $7.4 million, or $(0.24) per diluted share (based on 30.8 million diluted shares) for the comparable prior-year period.

As a result the sale of the Enterprise Financials segment, the Company currently has $10.0 million in cash and cash equivalents and no debt outstanding on its borrowing facility.

‘‘We are pleased to have completed the sale of our Enterprise Financials line of business to Parallax and believe this to be in the best interest of our shareholders, customers and employees,’’ commented Bill

Lyons, chairman and CEO of AXS-One. ‘‘The sale will allow our team to focus exclusively on our Records Compliance Management business. Our goal is to be able to more predictably convert business prospects into license revenue and better capitalize on the inherent opportunities we have been pursuing during the past year. As a result, we will take the appropriate actions to ensure that we have the right organization in place to support our ’new’ business model. These actions will include a reduction of the Company’s annual operating cost base by $5 to $6 million, the result of a reduction in headcount and operating costs worldwide. We are committed to ensuring we have the correct people and products in place to secure new license revenue worldwide and provide continued high levels of customer satisfaction.’’

Conference call information

Management will conduct a conference call to discuss these results at 5 p.m. Eastern time on November 20, 2006. Interested parties can participate in the call by dialing 706-645-0399 or can access the webcast at www.axsone.com. The webcast will be archived for 30 days following the call. Interested parties may submit questions that they would like answered during the conference call by e-mail to info@axsone.com. Interested parties may listen to the call via a live CCBN webcast that will be available via the Company website www.axsone.com. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, ‘‘Access Tomorrow Today,’’ and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, ‘‘The Records Compliance Management Company’’ and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to return to profitability; our ability to grow license and service revenue; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's most recent Form 10-K and other Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
License fees	$476	$2,017	$1,736	$2,806
Services	1,757	1,690	6,025	5,510
Total revenues	2,233	3,707	7,761	8,316
Operating expenses:
Cost of license fees	257	287	892	814
Cost of services	2,195	1,422	6,336	5,527
Sales and marketing	2,292	1,558	7,261	5,643
Research and development	1,610	1,381	4,884	4,569
General and administrative	1,042	947	3,494	3,346
Restructuring costs and other costs	—	—	—	322
Total operating expenses	7,396	5,595	22,867	20,221
Operating loss	(5,163)	(1,888)	(15,106)	(11,905)
Other income (expense):
Interest income	17	47	156	105
Interest expense	(41)	(5)	(97)	(6)
Other expense, net	20	49	22	(364)
Total other income (expense), net	(4)	91	81	(265)
Loss before income taxes	(5,167)	(1,797)	(15,025)	(12,170)
Income tax benefit	—	—	—	25
Loss from continuing operations	(5,167)	(1,797)	(15,025)	(12,145)
Income from discontinued operations net of tax provision of $ – for all periods	2,327	1,974	6,951	4,794
Net income (loss)	$(2,840)	$177	$(8,074)	$(7,351)
Basic net income (loss) per common share:
(Loss) from continuing operations	(0.15)	(0.05)	(0.43)	(0.40)
Income from discontinued operations	0.07	0.06	0.20	0.16
Net loss	$(0.08)	$0.01	$(0.23)	$(0.24)
Weighted average basic common shares outstanding	34,487	33,635	34,364	30,761
Diluted net income (loss) per common share
(Loss) from continuing operations	(0.15)	(0.05)	(0.43)	(0.40)
Income from discontinued operations	0.07	0.06	0.20	0.16
Net loss	$(0.08)	$0.01	$(0.23)	$(0.24)
Weighted average diluted common shares outstanding	34,487	34,865	34,364	30,761

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,126	$3,613
Accounts receivable, net of allowance for doubtful accounts	1,474	5,153
Prepaid expenses and other current assets	906	775
Total current assets	4,506	9,541
Equipment and leasehold improvements, net of accumulated depreciation	443	395
Capitalized software development costs, net of accumulated amortization	74	1,038
Other assets	97	92
Assets held for sale	2,144	—
Total assets	$7,264	$11,066
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Bank debt	$1,844	$—
Accounts payable and accrued expenses	4,458	4,843
Due to joint venture	—	52
Deferred revenue	2,119	8,224
Total current liabilities	8,421	13,119
Long-term deferred revenue	4	63
Liabilities held for sale	8,621	—
Stockholders' deficit	(9,782)	(2,116)
Total liabilities and stockholders' deficit	$7,264	$11,066

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.